                       CREDIT FACILITY AND SECURITY AGREEMENT
                         ACCOUNTS RECEIVABLE AND INVENTORY



    On this 12th day of April, 1996, Borrower and Bank (as hereinafter defined), in consideration of the premises, and the covenants and agreements contained herein, hereby mutually agree as follows:

1.  DEFINITIONS

"ACCOUNT" means (a) any account, and (b) any right to payment for Goods sold or leased or for services rendered which is not evidenced by an Instrument or Chattel Paper, whether or not it has been earned by performance.

"ACCOUNT DEBTOR" means the Person who is obligated on an Account Receivable.

"ACCOUNT RECEIVABLE" means:

         (a) any account receivable, Account, Chattel Paper, Contract Right, General Intangible, Document, or Instrument owned, acquired, or received by a Person;
         (b) any other indebtedness owed to or receivable owned, acquired, or received by a Person of whatever kind and however evidenced; and
         (c) any right, title, and interest in a Person's Goods which were sold, leased, or furnished by that Person and gave rise to either
              (a) or (b) above, or both of them. This includes, without limitation:
              (1) any rights of stoppage in transit of a Person's sold, leased, or furnished Goods;
              (2) any rights to reclaim a Person's sold, leased, or furnished Goods; and
              (3) any rights a Person has in such sold, leased, or furnished Goods that have been returned to or repossessed by that Person.

"ADVANCE(S)" means Revolving Credit Advances and Term Loan Advances.

"AFFILIATE" means any company that controls, is controlled by, or is under common control with the Borrower.

"AGREEMENT" means this Credit Facility and Security Agreement between Borrower and Bank, and includes any partial or total amendment, renewal, restatement, extension, or substitution of or for such Agreement.

"BANK" means KEY BANK OF WASHINGTON, whose principal office is located at 700 5th Avenue, 48th Floor, Seattle, Washington 98104.

"BORROWER" means PRAEGITZER INDUSTRIES, a corporation incorporated under the laws of the State of Oregon.

"BORROWER'S CERTIFICATE" means a certificate, substantially in the form of attached Exhibit A.

"BORROWER'S LOCATION" means the location of:

         (a) Borrower's place of business, if there is only one such place of business; or
         (b) if there is more than one place of business, the place (1) from which Borrower manages the main part of its business operations, and (2) where persons dealing with Borrower would normally look for credit information.

"BORROWING BASE" means an amount not in excess of the sum of the following:

         (a) Eighty percent (80%) of the amount due and owing on Qualified Accounts Receivable, plus
         (b) Fifty percent (50%) of the cost or market value (whichever is lower) of Borrower's Qualified Inventory, up to a maximum of $1,500,000, less
         (c)  Reserves for Letters of Credit.

"CASH COLLATERAL ACCOUNT" means a commercial Deposit Account designated "cash collateral account" and maintained by Borrower with Bank, without liability by Bank to pay interest thereon, from which account Bank shall have the exclusive right to withdraw funds until all Obligations are paid, performed, satisfied, enforced, and observed in full.

"CAPITAL DISTRIBUTIONS" means any payment made, liability incurred, or other consideration (other than any stock dividend or stock split or similar distribution payable only in capital stock of Borrower) given for the purchase, acquisition, redemption, or retirement of any capital stock of Borrower or as a dividend, return of capital, or other distribution of any kind on any of Borrower's capital stock outstanding at any time.

"CASH SECURITY" means all cash, Instruments, Deposit Accounts, and other cash equivalents, whether matured or unmatured, whether collected or in the process of collection, upon which Borrower presently has or may hereafter have any claim, that are presently or may hereafter be existing or maintained with, issued by, drawn upon, or in the possession of Bank.

"CHATTEL PAPER" means (a) any chattel paper, and (b) any writing or writings which evidence both a monetary obligation and a security interest in or a lease of specific Goods. If a transaction is evidenced both by such an agreement for security or a lease and by an Instrument or a series of Instruments, the group of writings taken together constitutes Chattel Paper.

"COLLATERAL" means:

    (a) all of Borrower's Accounts Receivable, whether now owned or hereafter acquired or received by Borrower;
    (b) all of Borrower's Inventory, whether now owned or hereafter acquired by Borrower;
    (c) all funds on deposit in the Cash Collateral Account;
    (d) all of Borrower's Cash Security; and
    (e) all of the Proceeds, products, profits, and rents of Borrower's Accounts Receivable, Inventory, Cash Security, and Cash Collateral Account.

"CONTRACT RIGHT" means (a) any contract right, and (b) any right to payment under a contract not yet earned by performance and not evidenced by an Instrument or Chattel Paper.

"CONTRACT YEAR" means the twelve (12) month period which commences on each anniversary of the execution of this Agreement.

"DEPOSIT ACCOUNT" means (a) any deposit account, and (b) any demand, time, savings, passbook, or a similar account maintained with a bank, savings and loan association, credit union, or similar organization, other than an account evidenced by a certificate of deposit.

"DOCUMENT" means (a) any document, (b) any document of title, including a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of Goods, and any other document which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold, and dispose of the document and the Goods it covers, and (c) any receipt covering Goods stored under a statute requiring a bond against withdrawal or a license for the issuance of receipts in the nature of warehouse receipts even though issued by a Person who is the owner of the Goods and is not a warehouseman.

"ENVIRONMENTAL LAW" means any federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA AFFILIATE" means each Person (whether or not incorporated) which together with Borrower or any Affiliate would be treated as a single employer under ERISA.

"EVENT OF DEFAULT" means the occurrence of any of the events set forth in
Section 9 of this Agreement.

"FINANCIAL IMPAIRMENT" means the distressed economic condition of a Person manifested by any one or more of the following events:

    (a) adjudicated bankruptcy or insolvency or death or discontinuation of the business of the Person;
    (b) the Person ceases, is unable, or admits in writing its inability, to make timely payment upon the Person's debts, obligations, or liabilities as they mature or come due;
    (c) assignment by the Person for the benefit of creditors;
    (d) voluntary institution by the Person or consent granted by the Person to the involuntary institution [whether by petition, complaint, application, default, answer (including, without limitation, an answer or any other permissible or required responsive pleading admitting (1) the jurisdiction of the forum or (2) any material allegations of the petition, complaint, application, or other writing to which such answer serves as a responsive pleading thereto), or otherwise] of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar proceeding pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar law of any jurisdiction;
    (e) voluntary application by the Person for or consent granted by the Person to the involuntary appointment of any receiver, trustee, or similar officer (1) for the Person or (2) of or for all or any substantial part of the Person's property;
    (f) entry, without the Person's application, approval, or consent, of any order that is not dismissed, stayed, or discharged within thirty (30) days from its entry, which is pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship or similar law of any jurisdiction (1) approving an involuntary petition seeking an arrangement of the Person's creditors, (2) approving an involuntary petition seeking reorganization of the Person, or (3) appointing any receiver, trustee, or similar officer (i) for the Person, or (ii) of or for all or any substantial part of the Person's property;
    (g) any judgment, writ, warrant of attachment, execution, or similar process is issued or levied against all or any substantial part of the Person's property and such judgment, writ, warrant of attachment, execution, or similar process is not released, vacated, or fully bonded within thirty
        (30) days after its issue or levy.

"FOREIGN ACCOUNT RECEIVABLE" means any Account Receivable which arises out of contracts with or orders from an Account Debtor which is not a resident of the United States.

"GENERAL INTANGIBLE" means (a) any general intangible, and (b) any personal property (including things in action) other than Goods, Accounts, Contract Rights, Chattel Paper, Documents, Instruments, and money.

"GOODS" means (a) any goods, and (b) all things which are movable at the time the security interest granted Bank under this Agreement attaches or which are fixtures but does not include money, Instruments, Documents, Accounts, Chattel Paper, General Intangibles, and Contract Rights.

"GOVERNMENT ACCOUNT RECEIVABLE" means any Account Receivable which arises out of contracts with or orders from the United States or any of its departments agencies, or instrumentalities.

"INSTRUMENT" means:

    (a)  any instrument;
    (b) any negotiable or nonnegotiable instrument (including, without limitation, drafts, checks, acceptances, certificates of deposit, and notes);
    (c)  any security; and
    (d)  any other writing which:
         (1)  evidences a right to the payment of money,
         (2)  is not itself a security agreement or lease, and
         (3) is of a type which in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

"INTEREST PERIOD" means, with respect to any Libor Rate Loan, the period commencing on the date such Loan is made, continued, or converted and ending on the last day of such period as selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period as selected by the Borrower pursuant to the provisions below. The duration of each Interest Period for any Libor Rate Loan shall be 1 month, 2 months, or 3 months, in each case as the Borrower may select upon notice, as set forth in Section 2.1(b), provided that:

    (i) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension of time would cause the last day of such Interest period for a Libor Rate Loan to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

    (ii) if the Borrower fails to so select the duration of any Interest Period, the duration of such Interest Period shall be three (3) months; and

    (iii) the Borrower may not select any Interest Period for any Libor Rate Loan which ends after the next principal installment payment date on said Libor Rate Loan.

"LIBOR RATE" means, for any Interest Period for any Libor Rate Loan, an interest rate per annum (rounded upwards to the next higher whole multiple of 1/16% if such rate is not such a multiple) equal at all times during such Interest Period to the quotient of (a) the rate per annum (rounded upwards to the next higher whole multiple of 1/16% if such rate is not such a multiple) at which deposits in United States dollars are offered at 11:00 a.m.
(London, England time) (or as soon thereafter as is reasonably practicable) by prime banks in the London interbank eurodollar market two Business Days prior to the first day of such Interest Period in an amount and maturity of such Libor Rate Loan, divided by (b) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the Libor Reserve Requirements current on the date two Business Days prior to the first day of such Interest Period.

"LIBOR RATE LOAN" means any Advance that bears interest with reference to the Libor Rate.

"LIBOR RESERVE REQUIREMENTS" means, for any Interest Period for any Libor Rate Loan, the maximum reserves (whether basic, supplemental, marginal, emergency, or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including "Eurocurrency liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to such Interest Period.

"INVENTORY" means:

    (a)  any inventory;
    (b)  all Goods that are raw materials;
    (c)  all Goods that are work in process;
    (d) all Goods that are materials used or consumed in the ordinary course of a Person's business;
    (e) all Goods that are, in the ordinary course of a Person's business, held for sale or lease or furnished or to be furnished under contracts of service; and
    (f) all substitutes and replacements for, and parts, accessories, additions, attachments, or accessions to (a) to (e) above.

"LETTER OF CREDIT" means any outstanding letter of credit issued by Bank on the account of Borrower.

"LOAN ACCOUNT" means an account maintained by Bank on its books, which will evidence all Advances, accrued interest thereon, other amounts due Bank with respect to such Advances, and all payments thereof by Borrower.

"MULTIEMPLOYER PLAN" means a plan described in ERISA which covers employees of the Borrower, any Affiliate, or any ERISA Affiliate.

"OBLIGATIONS" means any of the following obligations, whether direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, originally contracted with Bank or another Person and now owing to or hereafter acquired in any manner partially or totally by Bank or in which Bank may have acquired a participation, contracted by Borrower alone or jointly or severally with another Person:

    (a) any and all indebtedness, obligations, liabilities, contracts, indentures, agreements, warranties, covenants, guaranties, representations, provisions, terms, and conditions of whatever kind, now existing or hereafter arising, and however evidenced, that are now or hereafter owed, incurred, or executed by Borrower to, in favor of, or with Bank (including, without limitation, those as are set forth or contained in, referred to, evidenced by, or executed with reference to this Agreement, the Loan Account, any promissory notes, letter of credit agreements, advance agreements, indemnity agreements, guaranties, lines of credit, mortgage deeds, security agreements, assignments, pledge agreements, hypothecation agreements, Instruments, and acceptance financing agreements), and including any partial or total extension, restatement, renewal, amendment, and substitution thereof or therefor;
    (b) any and all claims of whatever kind of Bank against Borrower, now existing or hereafter arising including, without limitation, any arising out of or in any way connected with warranties made by Borrower to Bank in connection with any Instrument deposited with or purchased by Bank;
    (c)  any and all of Bank's Related Expenses.

"ORGANIZATION" means a corporation, government or government subdivision or agency, business trust, estate, trust, limited liability company, partnership, association, two or more Persons having a joint or common interest, and any other legal or commercial entity.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

"PERMITTED LIENS" means those liens described on Schedule "A" hereto.

"PERSON" means an individual or an Organization.

"PLAN" means any plan (other than a Multiemployer Plan) defined in ERISA in which the Borrower or any Affiliate is, or has been at any time during the preceding two (2) years, an "employer" or a "substantial employer" as such terms are defined in ERISA.

"PRIME RATE" means that interest rate established from time to time by Bank as Bank's Prime Rate, whether or not publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit.

"PRIME RATE LOAN" means any Advance that bears interest with reference to the Prime Rate.

"PROCEEDS" means (a) any proceeds, and (b) whatever is received upon the sale, exchange, collection, or other disposition of Collateral or Proceeds, whether cash or non-cash. Cash Proceeds includes, without limitation, moneys, checks, and Deposit Accounts. Proceeds includes, without limitation, any Account arising when the right to payment is earned under a Contract Right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance.
Except as expressly authorized in this Agreement, Bank's right to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Bank to Borrower's sale, exchange, collection, or other disposition of any or all of the Collateral.

"PROHIBITED TRANSACTION" means any prohibited transaction as that term is defined for purposes of ERISA.

"QUALIFIED ACCOUNT RECEIVABLE" means an Account Receivable of Borrower which, at all times until it is collected in full, continuously meets the following requirements:

    (a) is not subject to any claim for credit, allowance, or adjustment by the Account Debtor or any set off or counter claim;
    (b) arose in the ordinary course of Borrower's business from the performance (fully completed) of services or bona fide sale of Goods which have been shipped to the Account Debtor, and not more than ninety
         (90) days have elapsed since the performance (fully completed) of services or the sale of Goods for or to the Account Debtor;
    (c) is not subject to an assignment, pledge, claim, mortgage, lien, or security interest of any type except that granted to or in favor of Bank;
    (d) Bank has not determined that the Account Receivable is unsatisfactory in any respect;
    (e) is not an Account Receivable due from any Affiliate, shareholder or employee of Borrower;
    (f)  is not a Foreign Account Receivable; and
    (g) is not evidenced by a promissory note or any other negotiable instrument;
    (h) is not an Account Receivable owed to Borrower by an Account Debtor which has failed to pay more than 25% of its currently outstanding Accounts Receivable within ninety (90) days of service or sale of goods.

"QUALIFIED INVENTORY" means all Inventory EXCEPT Inventory which is:

    (a)  located outside the United States;
    (b)  in the possession of a bailee or a third party;
    (c)  damaged, defective, or obsolete;
    (d)  held by Borrower or a third party on consignment; or
    (e) Bank has determined that the Inventory is unsatisfactory in any respect.

"RELATED EXPENSES" means any and all costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorney's fees, legal expenses, judgments, suits, and disbursements) incurred by, imposed upon, or asserted against, Bank in any attempt by Bank:

    (a) to obtain, preserve, perfect, or enforce any security interest evidenced by (i) this Agreement, or (ii) any other pledge agreement, mortgage deed, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by Borrower to or in favor of Bank;
    (b) to obtain payment, performance, and observance of any and all of the Obligations;
    (c) to maintain, insure, audit, collect, preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of Borrower or the Collateral; or
    (d) incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate payable as set forth in Section 2 of this Agreement, but in no event greater than the highest rate permitted by law.

"REPORTABLE EVENT" means any reportable event as that term is defined for purposes of ERISA.

"REVOLVING CREDIT ADVANCE" means an Advance made by Bank to Borrower subject to the provisions, terms and conditions of Section 2(a)(i).

"SUBORDINATED DEBT" means Indebtedness of a Person which is subordinated, in a manner satisfactory to the Bank, to all indebtedness owing to the Bank.

"SUBSIDIARY" shall mean any Person of which more than fifty percent (50%) of
(i) the voting stock entitling the holders thereof to elect a majority of the Board of Directors, manager, or trustees thereof, or (ii) the interest in the capital or profits of such Person, which at the time is owned or controlled, directly or indirectly, by the Borrower or one or more other Affiliate.

"TANGIBLE NET WORTH" means the total assets of Borrower less the sum of Borrower's (i) total liabilities plus (ii) the aggregate amount of all intangible assets, and Accounts Receivable due from any Affiliate, shareholder or employee of Borrower.

"TERMINATION DATE" means April 12, 1998, or such earlier date on which the commitment of the Bank to make Advances pursuant to Section 2(a) hereof shall have been terminated pursuant to Section 9 of this Agreement.

The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

2.  STATEMENT OF TERMS
    (a) (i) REVOLVING CREDIT. Bank will, subject to the terms and conditions of this Agreement, up to and including the Termination Date, make Revolving Credit Advances to or for the account of Borrower up to but not exceeding an aggregate unpaid principal amount outstanding at any one time on Revolving Credit Advances equal to the LESSER of (a) the line of credit approved for Borrower, which is currently Ten Million Dollars ($l0,000,000.00) or (b) the Borrowing Base. Issued and outstanding Letters of Credit shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00). The Borrower may borrow, repay and reborrow such maximum amount of credit. The dollar amounts of the line of credit and the Borrowing Base, and any one or more of the percentages of the Borrowing Base, may be changed by Bank at any time upon written notice to Borrower, to be effective on the day such notice is mailed to Borrower. The Bank shall debit to the Loan Account the amount of each Revolving Credit Advance made under this Agreement and all interest, other compensation, or other fees payable on all Revolving Credit Advances and shall credit to the Loan Account each payment of (a) principal and interest on account of each Revolving Credit Advance and (b) other amounts payable under this Agreement by the appropriate entries. The Loan Account shall constitute prima facie evidence of all Revolving Credit Advances made by Bank pursuant to this Agreement. In the event of any discrepancy between the records of Bank and Borrower with regard to the Loan Account, the records of Bank shall prevail unless the Borrower notifies Bank of an error within five (5) business days after having discovered any such error or unless Borrower and Bank mutually agree with regard to an appropriate change in such records. Borrower shall execute and deliver to Bank a master promissory note, substantially in the form of attached Exhibit B, to evidence all Revolving Credit Advances under this Agreement. The Bank's loan pursuant to this
              Section 2(a) shall be evidenced by a properly executed master promissory note in the form of Exhibit B ("Master Promissory Note") with all blanks appropriately filled in.

         (ii) INTEREST RATES AND PAYMENT OF INTEREST. As compensation for the Revolving Credit Advances made by Bank, Borrower undertakes and agrees to pay to Bank interest on (A) the Prime Rate Loans on the earlier of (i) the date such Prime Rate Loan is converted to a Libor Rate Loan, (ii) the first day of each calendar quarter,
              (iii) the date of any prepayment, or (iii) the Termination Date, and (B) the Libor Rate Loans on the earlier of (i) the date such Libor Rate Loan is converted to a Prime Rate Loan, (ii) the last day of the applicable Interest Period of such Libor Rate Loan, or
              (iii) the Termination Date.  The Revolving

         Credit Advances shall bear interest upon the average daily balance in Borrowers Loan Account during the preceding quarter at an annual rate with respect to each Revolving Credit Advance (to be elected by Borrower) equal to either the Libor Rate plus 1 3/4% or the Prime Rate.

   (iii) Borrower shall repay to the Bank on the Termination Date the net balance in the Borrower's Loan Account.

(b) (i) ADVANCES. Advances shall be made pursuant to Borrower's written, telegraphic, or telephonic request therefor (a "Request for a Advance"), given by Borrower to Bank (upon three Business Days notice for a Libor Rate Loan) stating the date of the proposed borrowing, the amount of Bank's Advance, whether it will be a Prime Rate Loan, or Libor Rate Loan, the applicable Interest Period, if any, and the total amount to be borrowed. Each written Request for a Advance shall be signed by an authorized person of Borrower and accompanied by a Borrower's Certificate, and each telephonic request for a Advance shall be made, and confirmed in writing thereafter, by such an authorized person and accompanied by a Borrower's Certificate. No Request for a Advance shall become effective until actually received by Bank. Each Libor Rate Loan shall not be in an amount less than $500,000, and increments of $100,000 for any amount above $500,000.

    (ii) CHANGE IN INTEREST RATES. The interest rate elected by the Borrower under this Section 2(b) shall, as to each Advance, remain in effect until changed by the Borrower by written notice to Bank on or prior to the date of change or, in the case of Prime Rate Loans until changed by the terms thereof, provided however, (a) that a change to the Libor Rate, or the election of a Libor Rate Loan, can be effected only upon three (3) Business Days' notice (with notice to be received by Bank not later than 11:00 a.m. Portland, Oregon time on such day), and (b) when the rate of interest is the Libor Rate it may be changed to a Prime Rate Loan before the end of the applicable Interest Period subject, however, to payment of any applicable additional amount required by Section 2(b)(v) hereof (but without requiring prepayment of the effected borrowing);

   (iii) LIMITATIONS IN INTEREST RATE SELECTIONS. The Borrower may not elect the Libor Rate if U.S. dollar deposits are not available to any Bank in the London Eurodollar Interbank Market for the period and in the amount requested by the Borrower;

    (iv) SPECIAL PROVISIONS FOR LIBOR RATE LOANS AND TAXES. If the making or maintaining of a Libor Rate Loan becomes illegal for Bank as a result of any change in an applicable law, governmental regulation, guideline or order or the interpretation thereof by an authority charged with the administration thereof, then upon notice thereof by Bank, the Borrower (a) shall not cause a new Libor Rate Loan to be made or elect another Libor Rate Interest Period for an outstanding Libor Rate Loan for so long as the making of a Libor Rate Loan by Bank remains illegal, and (b) shall prepay, or select another interest rate for, any then outstanding
         Libor Rate Loans and pay any applicable additional amount required by Section 2(b)(vi) but without giving effect to any notice requirements, in each case when and to the extent required by such change.

    (v) INCREASED COSTS. With respect to Libor Rate Loans, if the effect of any change occurring after the date of this Agreement in an applicable law, governmental regulation, guideline or order or the interpretation or application of any thereof by any authority charged with the administration thereof is to increase the actual cost to Bank of making or maintaining such Libor Rate Loans (assuming for such purpose that each such borrowing is funded by Bank from sources referred to in the definition of the interest rate applicable to such borrowing) such as, but not limited to, any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds for loans by Bank, or to reduce the amount of any payment of principal or of interest, in respect of any Libor Rate Loan, received by Bank (including any reduction for withholding taxes), the Borrower will, after demand by Bank, pay to Bank such additional amounts as will compensate Bank for such additional cost or reduction, such payments to be made on the next date when interest is payable to Bank pursuant to such borrowings. The Borrower shall have the option, upon being notified by Bank pursuant to this Section, to change the interest rate on the affected borrowings pursuant to Section 2(b)(vi) but without giving effect to the notice requirements provided therein or make any prepayments permitted under this Agreement and, in each case, with payment of any additional applicable amount required by Section 2(b)(vi).

         If either (i) any law, rule, or regulation now or hereafter in effect, and whether or not presently applicable to Bank, or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank and Bank determines that the amount of such capital is increased by or based upon the existence of the Advances (or commitment to make the Advances) and other extensions of credit (or commitments to extend credit) of similar type, then, upon demand by Bank, the Borrower shall pay to Bank from time to time as specified by Bank additional amounts sufficient to compensate Bank in the light of such circumstances, to the extent that Bank reasonably
                                  -12-
         determines such increase in capital to be allocable to the existence of Bank's Advances (or commitment to make the Advances). A certificate of Bank submitted to the Borrower as to such amounts shall be conclusive and binding for all purposes, absent manifest error. Upon notice from the Borrower to Bank within five (5) Business Days after Bank notifies the Borrower of any such additional costs pursuant to this Section, the Borrower may either (A) prepay in full all Advances of any types so affected then outstanding, together with interest accrued thereon to the date of such prepayment, or (B) convert all Advances of any types so affected then outstanding into Advances of any other type not so affected upon not less than four (4) Business Days' notice to Bank. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the list day of the applicable Interest Period for such Advance, the Borrower also shall pay to Bank such additional amounts sufficient to indemnify Bank against any loss, cost, or expense incurred by Bank as a result of such prepayment or conversion, including, without limitation, any loss (including loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund any such Loan, and a certificate as to the amount of any such loss, cost, or expense submitted by Bank to the Borrower shall be conclusive and binding for all purposes, absent manifest error.

    (vi) INDEMNIFICATION. If the Borrower makes any payment of principal with respect to any Libor Rate Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Sections 2(a), 2(b), 6, 7, 9 hereof, or otherwise), or if the Borrower fails to borrow any Libor Rate Loan after notice has been given to Bank in accordance with Section 2(b) or if the Borrower fails to make any payment of principal or interest in respect of a Libor Rate Loan or when due, the Borrower shall reimburse Bank on demand for any resulting loss or expense incurred by Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, whether or not Bank shall have funded or committed to fund such Loan. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Bank and submitted by Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation. Calculation of all amounts payable to Bank under this Section shall be made as though Bank shall have actually funded or committed to fund its relevant Libor Rate Loan through the transfer of such deposit from an offshore office of Bank to a domestic office of Bank in the United States of America; provided, however, that Bank may fund any Libor Rate Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section.

   (vii) CONTRIBUTION AND CONVERSION OF LOANS. In the event that the Borrower shall fail to give timely notice of its election to convert or continue any Advance as provided above, or in the event that any such conversion or continuation shall be prohibited by the terms of this Agreement, such Advance (unless repaid) shall automatically be deemed to be refinanced with a Prime Rate Loan at the end of the Interest Period then in effect with respect to such Advance. For purposes of this Section, notice received by Bank after 11:00 a.m. on a Banking Day shall be deemed to be received on the immediately succeeding Banking Day.

  (viii) COMPUTATION OF INTEREST.  Interest under this
         Agreement shall be calculated on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) elapsed. For any Prime Rate Loan, the rate will increase or decrease on the day of, and by an amount equal to, each increase or decrease in the Prime Rate. The rate charged to Borrower under this Agreement shall change when and as the Prime Rate is changed. In no event shall the compensation received by Bank pursuant to this Agreement in any Contract Year (or portion thereof if this Agreement is terminated during a Contract Year) be less than Minimum Compensation. In such event, Bank shall be entitled to debit the Loan Account for the difference between such actual compensation and the Minimum Compensation.

    (ix) DEFAULT INTEREST RATE. After maturity (whether by acceleration or otherwise), the unpaid principal and accrued interest on any Advance shall bear interest at a rate per annum equal to two percent (2%) in excess of the interest rate prior to default. Prior to maturity, if any payment of interest is not paid when due, Borrower shall pay a late fee of an amount equal to Five Hundred Dollars ($500). Notwithstanding the Bank's remedies as set forth in Section 10 hereof, prior to maturity hereof, upon the occurrence of any Event of Default under this Agreement and until such Event of Default is cured by Borrower, at Bank's option and upon written notice to Borrower, the unpaid principal and accrued interest on any Advance shall bear interest at a rate per annum equal to two percent (2%) in excess of the interest rate prior to default.

(c) (i) In order to compensate Bank for its service in preparing and reviewing this Credit Facility and Security Agreement, the Master Promissory Note, the Note and the documentation relating thereto, Borrower shall pay to Bank on the date hereof a documentation/administration fee of $4,750.

    (ii) Borrower agrees to pay Bank a closing fee equal to $12,500, payable on the date of execution of this Agreement.

   (iii) Borrower agrees to pay Bank a facility fee of Ten Thousand Dollars ($10,000) annually, paid in quarterly installments of Two
         Thousand Five Hundred Dollars ($2,500) on the last day of each March, July, September and December.

    (iv) Borrower agrees to pay to Bank a letter of credit fee of one and three-quarters percent (1-3/4%) per annum of the amount of any issued and outstanding standby Letters of Credit, payable at issuance.

    (d) If (1) there shall be introduced or changed any treaty, statute, regulation, or other law, or there shall be any change in the interpretation or administration thereof, or there shall be made any request from any central bank or other lawful governmental authority, which introduction, change, or compliance shall (a) impose, modify, or deem applicable any reserve or special deposit requirements against assets held by or deposits in or loans by Bank or (b) subject Bank to any tax, duty, fee, deduction, or withholding or (c) change the basis of taxation of the overall net income (otherwise than by a change in taxation of the overall net income of Bank) or (d) impose, modify, or deem applicable any capital adequacy or similar requirement (including, without limitation, any request or requirement which affects the manner in which Bank allocates capital resources to its commitments generally or those under this Agreement) and (2) in Bank's sole opinion any such event (A) reduces the amount of any payment to be made to Bank under this Agreement or (B) reduces the rate of return on the capital of Bank that is reasonably allocable to Bank's commitments under this Agreement to a level below that which Bank would have achieved but for that event, then, upon Bank's demand, Borrower shall pay Bank from time to time such additional amounts as will compensate Bank for and indemnify it against such increased costs or reduced payment or reduced rate of return. Each demand shall be accompanied by a certificate setting forth the amount to be paid and the computations used in determining the amount, which certificate shall be presumed to be correct as to the matters set forth therein in the absence of manifest error. In determining any such amount, Bank may use any reasonable averaging and attribution methods.

3.  SECURITY INTEREST IN COLLATERAL

In consideration of and as security for the full and complete payment, performance, and observance of all Obligations, Borrower does hereby (a) grant to Bank a security interest in the Collateral, whether now owned or hereafter acquired or received by Borrower, and (b) assign to Bank all of its right, title, and interest (including, without limitation, all rights to payment) arising under or with respect to all of Borrower's Accounts Receivable, whether now owned or hereafter acquired or received by Borrower, but not including any duty, obligation, or liability of Borrower with respect thereto.

4.  WARRANTIES

Borrower represents and warrants to Bank (which representations and warranties shall survive the execution of this Agreement and all Advances) that:

    (a) Borrower is a duly organized and existing corporation under the laws of the state of its incorporation and is duly qualified and in good standing in every state in which it is doing business;

    (b) The execution, delivery, and performance hereof are within Borrower's corporate powers, have been duly authorized, and are not in contravention of law or the terms of Borrower's charter, by-laws, or regulations or of any indenture, agreement, or undertaking to which Borrower is a party or by which it is bound;

    (c) This Agreement and the other documents executed pursuant hereto have been duly executed and are valid and binding obligations of Borrower fully enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally and subject to the availability of equitable remedies and the application of equitable principles.

   (d) Except for any security interest granted to or in favor of Bank and Permitted Liens, Borrower is, and as to Collateral to be acquired after the date hereof will be, the owner of the Collateral free from any claim, lien, encumbrance, or security interest of any type, and Borrower agrees that it will defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein;

    (e) The office where Borrower keeps all of its records pertaining to its Accounts and Contract Rights is located at:
         1270 S.E. Monmouth Cut-Off Road, Dallas, Oregon 97338-9532;

   (f) Subject to any limitation stated herein or in connection herewith, all information furnished to Bank concerning Borrower or the Collateral is, or will be at the time such information is furnished, accurate and correct in all material respects and complete insofar as is necessary to give Bank true and accurate knowledge of the subject matter;

    (g) Borrower is the lawful owner of and has full and unqualified right to transfer a security interest in all of the Collateral to Bank. Such Collateral is not and will not, so long as Borrower has any Obligations to Bank, be subject to any adverse financing statement, encumbrance, claim, lien, or security interest of any type except any granted to or in favor of Bank;

     (h) Each Qualified Account Receivable included with the aggregate amount of Qualified Accounts Receivable set forth on each Borrower's Certificate now or hereafter furnished to Bank shall meet, as of the date stated thereon, all eligibility requirements specified in the Section 1 definition of Qualified Account Receivable;

     (i) There is no pending or threatened action, suit or proceeding affecting either Borrower or any of its Affiliates before any court or other governmental authority or any arbitrator which may materially adversely affect the condition or operations, financial or otherwise, of Borrower or the ability of Borrower to perform its obligations under this Agreement;

     (j) The Borrower and each of its Affiliates is in compliance with all Environmental Laws and all applicable federal, state, and local health and safety and other laws, regulations, ordinances or rules, except to the extent that any noncompliance will not, in the aggregate, have a materially adverse effect on the Borrower and its Affiliates or the ability of the Borrower to fulfill its obligations under this Agreement or any of the notes delivered pursuant hereto;

     (k) The financial statements of Borrower dated June 30, 1995 and December 31, 1995, copies of which have been delivered to Bank, fairly present the financial condition of such Persons as at the respective dates thereof and their results of operations for the fiscal periods ended on the respective dates thereof, all in accordance with generally accepted accounting principles consistently applied, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments, and since the respective dates of such financial statements, there has been no material adverse change in Borrower's condition or operations;

     (l) Borrower has filed, or caused to be filed, all federal, state, local and foreign tax returns required to be filed by it, and has paid, or caused to be paid, all taxes as are shown on such returns, or on any assessment received by it, to the extent that such taxes have become due, except as otherwise contested in good faith. Borrower has set aside proper amounts on its books, determined in accordance with generally accepted accounting principles, for the payment of all taxes for the years that have not been audited by the respective tax authorities and for taxes being contested by it.

     (m) Borrower has received consideration which is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to Bank. The Borrower is not insolvent as defined in any applicable state or federal statute, nor will the Borrower be rendered insolvent by the execution and delivery of this Agreement or the notes delivered to Bank pursuant hereto. The Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature;

     (n) Neither the Borrower nor any Affiliate is in default in the performance, observance, or fulfillment of any of the obligations, convents, or conditions contained in any agreement or instrument to which it is a party, which default materially adversely affects the business, properties, assets, or financial condition of the Borrower or such Affiliates;

     (o) No Reportable Event or Prohibited Transaction has occurred and is continuing with respect to any Plan, and the Borrower has incurred no "accumulated funding deficiency" (as that term is defined by ERISA) since the effective date of ERISA;

     (p) Borrower has places of business or maintains its Inventory at the following locations: 1270 S.E. Monmouth Cut-Off Road, Dallas, Oregon 97338-9532; 7800 Pacific Avenue, White City, Oregon 97503; 12226 134th Court N.E., Redmond, Washington 98502;

     (q) Borrower is not a party to any agreement or other instrument or subject to any other restriction which materially and adversely affects or could reasonably be expected to materially and adversely affect its business, properties, assets, operations or condition, financial or otherwise, and Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could adversely affect its business, properties, assets or financial condition.

5.  COVENANTS

Borrower undertakes, covenants, and agrees that, until the full and complete payment, performance, and observance of all Obligations, Borrower:

    (a) shall deliver to Bank within twenty (20) days after the close of each month, a statement of condition and statement of cash flows of Borrower for such period, certified as complete and correct by a duly authorized officer of Borrower, as well as a certificate showing Borrower's compliance with all financial covenants herein;

     (b) shall deliver to Bank within forty-five (45) days after the end of each fiscal quarter, a certificate showing
         Borrower's compliance with all financial covenants herein;-

    (c) shall deliver to Bank, not later than ninety (90) days after the end of each fiscal year of Borrower, financial statements of Borrower covering such fiscal year and containing an unqualified opinion by a certified public accountant acceptable to Bank;

     (d) shall deliver to Bank, not later than twenty (20) days after the end of each calendar month, in form and substance acceptable to Bank (1) reports designated as "Aging Report of Accounts Receivable" and "Aging Report of Accounts Payable", each substantiated by detailed supporting schedules and (2) a schedule of Borrower's Inventory showing the cost or market value thereof, whichever is lower, and (3) a current "Borrower's Certificate" in the form of Exhibit "A" attached hereto;

     (e) shall promptly provide Bank with prior written notification of:
         (1) any change in any location where Borrower's Inventory is maintained, and any new locations where Borrower's Inventory is to be maintained,
         (2) any change in the location of the office where Borrower's records pertaining to its Accounts and Contract Rights are kept,
         (3) the location of any new places of business and the changing or closing of any of its existing places of business,
         (4)  any change in Borrower's name, and
         (5)  any change in Borrower's Location;

     (f) shall promptly notify, and shall cause each Affiliate to promptly notify, the Bank in writing of (a) any future event which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth in Article 4 hereof and (b) any material adverse change in the condition, business, or prospects, financial or otherwise, of the Borrower or such Affiliate;

     (g) shall promptly and in any event within ten (10) days after the occurrence of a Reportable Event with respect to a Plan, provide to Bank a copy of any materials required to be filed with the PBGC with respect to such Reportable Event or those that would have been required to be filed if the thirty (30) day notice requirement to the PBGC had not been waived;

     (h) shall promptly upon receipt, and in no event more than three (3) days after receipt, of a notice by the Borrower or any Affiliate, ERISA Affiliate, or any administrator of any Plan or Multiemployer Plan that the PBGC has instituted proceedings to terminate such Plan or to appoint a trustee to administer such Plan, provide to Bank a copy of such notice;

     (i) shall not permit its aggregate Obligations to Bank pursuant to Paragraph 2(a) hereof at any time to exceed the lesser of (1) the Borrowing Base or (2) Borrower's currently approved line of credit;

     (j) shall, at the end of each month, at any other times when Borrower desires Bank to increase the amount of available borrowings under this facility after Bank's receipt of a Borrower's Certificate, and at any other times required by Bank, deliver to Bank a Borrower's Certificate fully completed as to all figures and information called for therein and certified as complete and correct by a duly authorized officer of Borrower;

     (k) shall promptly pay and discharge when due, all taxes, assessments, and governmental charges of every kind and nature that have been lawfully levied, assessed, or imposed upon Borrower, its properties including the use thereof, or any of the Obligations, which, if unpaid, would become liens against its assets including, without limitation, all sums due and owing to any taxing authority for income and other taxes withheld from the wages and salaries of its employees, except to the extent Borrower is reasonably contesting in good faith any such tax, assessment, or charge with an adequate reserve provided therefor;

     (l) shall at all reasonable times allow Bank by or through any of its officers, agents, employees, attorneys, or accountants to (1) examine, inspect, and make extracts from Borrower's books and other records, including, without limitation, the tax returns of Borrower and any of Borrower's Affiliates, (2) arrange for verification of Borrower's Accounts Receivable, under reasonable procedures, directly with Account Debtors or by other methods, and (3) examine and inspect Borrower's Inventory wherever located;

     (m) shall promptly furnish to Bank upon request (1) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of Borrower's Accounts Receivable (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present Account Debtors), and (2) any other writings and information as Bank may request;

     (n) shall upon request of Bank promptly take such action and promptly make, execute, and deliver all such additional and further items, assurances, and instruments as Bank may require, including, without limitation, financing statements, so as to completely vest in and ensure to Bank its rights hereunder and in or to the Collateral. If certificates of title are issued or outstanding with respect to any of Borrower's Inventory, Borrower will cause the interest of Bank to be properly noted thereon at Borrower's expense;

     (o) hereby authorizes Bank or Bank's designated agent (but without obligation by Bank to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Event of Default), and Borrower shall promptly repay, reimburse, and indemnify Bank for any and all Related Expenses. Bank may, at its option, debit Related Expenses directly to the Loan
         Account;

    (p) shall, if any of Borrower's Accounts Receivable arise out of contracts with or orders from the United States or any of its departments, agencies, or instrumentalities, immediately notify Bank in writing of same and shall execute any writing or take any action required by Bank with reference to the Federal Assignment of Claims Act;

    (q) shall not, without the prior written consent of Bank, borrow any money or, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain liable with respect to any indebtedness for borrowed money or advances other than (1) Borrower's Obligations, (2) any indebtedness of Borrower existing on the date hereof and not required by Bank to be prepaid as a condition to execution of this Agreement, (3) Subordinated Debt, and
         (4) equipment leases as provided under section 5.(z);

    (r) except as otherwise provided herein, shall not, without the prior written consent of Bank, loan any money to or guarantee or assume any obligation of any other Person, or purchase (1) any evidence of indebtedness or securities (including stock) other than direct obligations of the United States of America or any agency thereof, banker's acceptances, and certificates of deposit issued by any commercial bank in the United States of America, or (2) the business or substantially all of the property of any other Person other than Borrower's Subsidiaries, or hereafter make prepayments or advances to others, provided Borrower may make loans or advances to others not exceeding Two Hundred Fifty Thousand Dollars ($250,000) at any one time outstanding, and Borrower may endorse checks, drafts, and similar instruments for deposit or collection in the ordinary course of business; provided, however, that so long as Borrower is otherwise in full compliance with all convenants contained in this Agreement, Borrower may make deposits for equipment, inventory and other items in the ordinary course of its business without restriction, and may acquire businesses or assets of businesses if the purchase price does not exceed Three Million Dollars ($3,000,000) in value, without restriction;

    (s) shall keep its Equipment in good working order and repair without wasting or destroying such Equipment, and shall not without the prior written consent of Bank: sell, lease, transfer, assign, encumber, or otherwise dispose of Equipment having an aggregate book value in excess of one million dollars ($1,000,000) during any fiscal year of Borrower, or make any attempt to do so;

    (t) shall not, without the prior written consent of Bank, mortgage, pledge, grant a security interest, or otherwise voluntarily place or permit to be placed any lien upon any assets of the Borrower except any security interest granted to or in favor of Bank;

    (u) except as otherwise provided herein, shall not, without the prior written consent of Bank, (1) merge or consolidate with or into, or enter into any merger agreement with any other Person, or (2) lease, sell, or transfer all or substantially all its property, assets, and business, including the stock of any Subsidiary, to any other Person;

    (v) shall not, without the prior written consent of Bank, acquire any other Person, except if on a proforma basis including the acquisition costs, the Borrower remains in full compliance with the Agreement;

    (w) shall not, without the prior written consent of Bank, make any change in any location where Borrower's Inventory is maintained or any change in the location of the office where Borrower's records pertaining to its Accounts and Contract Rights are kept;

    (x) shall not use any Collateral in violation of any applicable statute, ordinance, or regulation;

    (y) shall not permit the ratio of its current assets to its current liabilities (including full accrual for all taxes) to be less than 1.1 to 1.0.

    (z) shall not permit the amount of all rental and lease payments and installment equipment payments of the Borrower for any current or future period of twelve (12) consecutive months for real or personal property to be at any time in excess of $5,000,000.

    (aa) shall not permit the aggregate of its Tangible Net
         Worth to be at any time less than the sum of (a)
         $18,000,000.00 plus (b) fifty percent (50%) of the positive net income of the Borrower on a cumulative basis beginning with its quarter ending March 31, 1996;

    (bb) shall not permit the ratio of the sum of its earnings before interest and taxes (before any extraordinary gains or losses) to its interest expense, calculated at the same point in time, to be at any time leis than 3.0 to 1.0, measured on a rolling four (4) quarter basis.

    (cc) shall not permit the ratio of its total liabilities less Subordinated Debt to the sum of its earnings before interest, taxes, depreciation and amortization (before any extraordinary gains or losses) calculated at the same point in time, to be at any time more than 3.5 to 1.0, measured on a rolling four (4) quarter basis;

    (dd) shall not permit the ratio of the sum of its earnings before interest, taxes, depreciation, amortization and lease payments (before any extraordinary gains or losses) to the sum of its interest, taxes, lease payments, current maturities and net capital spending, calculated at the same point in time, to be at any time, less than 1.1 to 1.0, measured on a rolling four (4) quarter basis.

6.  COLLECTIONS AND RECEIPT OF PROCEEDS

    (a) Upon the occurrence of any Event of Default, after written notification thereof to Borrower, Bank, or Bank's designated agent, shall have the right and power (as
         Borrower's hereby constituted and appointed attorney-in-fact), which, being coupled with an interest, shall remain irrevocable until all Obligations are fully and completely paid, performed, and observed, at any time to:

         (1) notify the Account Debtors on any or all of Borrower's
             Accounts Receivable of the Bank's security interest in and assignment of those Accounts Receivable upon which the respective Account Debtors are liable, and to request from such Account Debtors, in Bank's name or in Borrower's name, information concerning the Accounts Receivable and amounts owing thereon,
         (2) notify purchasers of any or all of Borrower's Inventory of Bank's security interest therein, and to request from such Persons, at any time, in Bank's name or in Borrower's name, information concerning Borrower's Inventory and the amounts owing thereon by such purchasers,
         (3) notify and require the Account Debtors on any or all of Borrower's Accounts Receivable to make payment upon such Accounts
             Receivable directly to Bank,
         (4) notify and require purchasers of Borrower's Inventory to make payment of their indebtedness directly to Bank,
         (5) receive, retain, acquire, take, endorse, assign, deliver, accept, and deposit, in Bank's name of Borrower's name, any and all of Borrower's cash, Instruments, Chattel Paper, Documents, Proceeds of Accounts Receivable, Proceeds of Inventory, collections of Accounts Receivable, and any other writings relating to any of the Collateral theretofore collected, received or retained by Borrower pursuant to Subsection 5(b) below or thereafter collected, received, or retained by Borrower,
         (6) exercise any and all of the rights granted Bank in Subsections 5(c) and 5(d) below, and
         (7) take such other action with respect to any or all of the Collateral, in such manner and at such times, as Bank may deem advisable, including, without limitation, the following: collection, legal proceedings, compromises, settlements, adjustments, extensions, postponements, exchanges, releases, and sales.

    (b) Except as otherwise provided in Subsections 5(a), 5(c), or 5(d), Borrower is authorized (1) to collect and enforce, by all lawful means, all of Borrower's Accounts Receivable, and (2) to receive and retain, by all lawful means, any and all Proceeds of all of Borrower's Accounts Receivable and Inventory. Borrower shall hold, as trustee upon an express trust for Bank as beneficiary thereof, all such lawful collections of Accounts
         Receivable and all such lawful Proceeds of Accounts
         Receivable and Inventory received by Borrower. Any costs, liabilities, or expenses incurred by Borrower in the collection or enforcement of such Accounts Receivable, and in the receipt of Proceeds of Accounts Receivable and Inventory shall be borne solely by Borrower. Borrower as trustee shall not commingle such collections of Accounts Receivable and such Proceeds of Accounts Receivable and Inventory with any other property not held in trust for Bank; any property held or commingled with such collections of Accounts Receivable and such Proceeds of Accounts Receivable and Inventory is hereby conclusively established between Borrower and Bank to be collections of Accounts Receivable and Proceeds of Accounts
         Receivable and Inventory.

    (c) With respect to Borrower's Instruments, Documents, and Chattel Paper upon the occurrence of an Event of Default:

         (1) Upon Bank's written request, Borrower shall immediately deliver or cause to be delivered to Bank all of Borrower's Instruments, Chattel Paper, and Documents, appropriately endorsed either, at Bank's option, (i) to Bank's order, without limitation or qualification, or (ii) for deposit in the Accounts Receivable collection Account. Bank, or Bank's designated agent, is hereby constituted and appointed Borrower's attorney-in-fact with authority and power to so endorse any and all Instruments, Documents, and Chattel Paper upon Borrower's failure to do so. Such authority and power, being coupled with an interest, shall be (i) irrevocable until all Obligations are paid, performed, and observed in full, (ii) exercisable by Bank at any time and without any request upon Borrower by Bank to so endorse, and
             (iii) exercisable in Bank's name or Borrower's name;
         (2) Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest, and any and all other similar notices with respect thereto, regardless of the form of any endorsement thereof;
         (3) Bank shall not be bound or obligated to take any action to preserve any rights therein against any prior parties thereto.

    (d) Upon Bank's written request after the occurrence of a Event of Default, the lawful collection and enforcement of all of Borrower's Accounts Receivable and the lawful receipt and retention by Borrower of all Proceeds of all of Borrower's Accounts Receivable and Inventory shall be as Bank's agent. All such collections and Proceeds shall be remitted daily by Borrower to Bank in the form in which they are received by Borrower, either by mailing or by delivering such collections and Proceeds to Bank, appropriately endorsed for deposit in the Accounts Receivable Collections Account. Bank may, in its sole discretion, at any time and from time to time following the occurrence of an Event of Default, apply all or any portion of the collected balance in the

         Accounts Receivable Collections Account (allowing two (2) days for collection and clearance of remittances) as a credit against Borrower's outstanding obligations. If any remittance shall be dishonored, or if, upon final payment, any claim with respect thereto shall be made against Bank on its warranties of collection, Bank may charge the amount of such item against the Accounts Receivable Collections Account or any other Deposit Account maintained by Borrower with Bank, and, in any event, retain same and Borrower's interest therein as additional security for the Obligations. Bank may, in its sole discretion, at any time and from time to time, release funds from the Accounts Receivable Collections Account to Borrower for use in Borrower's business. The balance in the Accounts Receivable Collections Account may be withdrawn by Borrower upon termination of the Security Agreement in accordance with Subsection 9(d). At Bank's written request, Borrower will cause all remittances representing all corrections and all Proceeds of Borrower's Accounts Receivable and Inventory to be mailed to a lock box in Cincinnati, Ohio, to which Bank shall have access for the processing of such items in accordance with the provisions, terms, and conditions of Bank's customary lock box agreement.

7.  INSURANCE AND USE OF INVENTORY

    (a)  Until any Event of Default:

         (1) Borrower may retain possession of and use its Inventory in any lawful manner not inconsistent with this Agreement or with the terms, conditions, or provisions of any policy of insurance thereon.
         (2) Borrower may sell or lease its Inventory in the ordinary course of business; provided, however, that a sale or lease in the ordinary course of business does not include a transfer in partial or total satisfaction of a debt, except for transfers in satisfaction of partial or total purchase money prepayments by a buyer in the ordinary course of Borrower's business. Until any Event of Default, Borrower may also use and consume any raw materials or supplies, the use and consumption of which are necessary in order to carry on Borrower's business.

    (b) Borrower shall obtain, and at all times maintain, insurance upon its Inventory in such form, written by such companies, in such amounts, for such period, and against such risks as may be acceptable to Bank, with provisions satisfactory to Bank for payment of all losses thereunder to Bank and Borrower as their interests may appear (loss payable endorsement in favor of Bank), and, if required by Bank, Borrower will deposit the policies with Bank. Any such policies of insurance shall provide for no less than ten (10) days prior written cancellation notice to Bank. Any sums received by Bank in payment of insurance losses, returns, or unearned premiums under the policies may, at the option of Bank, be applied upon any Obligation whether or not the same is then due and payable, or may be delivered to Borrower for the purpose of replacing, repairing, or restoring its Inventory. Borrower hereby assigns to Bank any return or unearned premium which may be due upon cancellation of any such policies for any reason and directs the insurers to pay Bank any amount so due. Bank or Bank's designated agent is hereby constituted and appointed Borrower's attorney-in-fact to (either in the name of Borrower or in the name of the Bank), make adjustments of all insurance losses, sign all applications, receipts, releases, and other papers necessary for the collection of any such loss, and any return or unearned premium, execute proof of loss, make settlements, and endorse and collect all Instruments payable to Borrower or issued in connection therewith. Notwithstanding any action by Bank hereunder, any and all risk of loss or damage to Borrower's Inventory to the extent of any and all deficiencies in the effective insurance coverage thereof is hereby expressly assumed by Borrower.

8.  EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an Event of Default under this Agreement:

    (a) Failure of Borrower to promptly pay, perform, or observe when due, whether upon demand, at maturity, by acceleration, or otherwise, any of the Obligations and such failure remains unremedied for ten (10) days after the Bank shall have given written notice thereof to the Borrower;

    (b) Failure of Borrower to promptly pay, perform, or observe when due whether upon demand, at maturity, by acceleration, or otherwise, or any event which either results in or would result in (but for waiver by the holder(s) or trustee(s) thereof) the acceleration of the maturity of, any or all of the indebtedness, obligations, liabilities, contracts, indentures, and agreements greater than One Hundred Thousand Dollars ($100,000) (including, without limitation, any and all warranties, covenants, guaranties, provisions, terms, and conditions set forth or contained therein) of whatever kind and however evidenced, owed, incurred, or executed by Borrower, to, in favor of, or with any and all other Persons, and including any partial or total extension, renewal, amendment, restatement, and substitution thereof or therefor;

    (c) Any warranty, representation, or statement made or furnished to Bank in connection with this Agreement or any other writing evidencing or given as security for any of the Obligations by or on behalf of the Borrower proves to have been false in any material respect when made, furnished, or at any time thereafter;

    (d) Sale, lease, transfer, assignment, encumbrance, or other disposition of any of the Collateral, without Bank's prior written authorization therefor, including any attempt to accomplish the foregoing;

    (e) Any tax lien greater than Fifty Thousand Dollars ($50,000) shall have been filed against Borrower or any of its property by any federal, state, or municipal authority other than ad valorem real property taxes and personal property taxes assessed annually pursuant to applicable law but only until such time as said taxes become due and payable;

    (f) If any of the following events occur: (a) any Plan incurs any "accumulated funding deficiency" (as such term is defined in ERISA) whether waived or not, (b) the Borrower or any Affiliate engages in any Prohibited Transaction, (c) any Plan is terminated, (d) a trustee is appointed by an appropriate United States district court to administer any Plan, or (e) the PBGC institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan;

    (g)  Financial Impairment of Borrower;

    (h) Financial Impairment of any endorser, guarantor, or surety upon or for any of the Obligations.

If there shall occur any Event of Default set forth in (a) through (g) above, Bank, by written notice to Borrower, may (1) declare the unpaid principal of and accrued interest on all Obligations to be immediately due and payable and (2) immediately terminate Bank's commitment to make further Advances under this Agreement, whereupon Obligations shall become and be forthwith due and payable, and such commitment shall be terminated, without any further notice, presentment, or demand of any kind, all of which are hereby expressly waived by Borrower. If there shall occur any Event of Default set forth in (h) above, all Obligations shall automatically become and be immediately due and payable, and Bank's commitment to make further advances shall automatically be terminated, without notice, presentment, or demand of any kind, all of which are hereby expressly waived by Borrower.

9.  RIGHTS AND REMEDIES UPON EVENT OF DEFAULT

Upon the occurrence of any such Event of Default and at all times thereafter, Bank shall have the rights and remedies of a secured party under the Oregon Uniform Commercial Code in addition to the rights and remedies of a secured party provided elsewhere within this Agreement or in any other writing executed by Borrower. Bank may require Borrower to assemble the Collateral and make it available to Bank at a reasonably convenient place to be designated by Bank. Unless the Collateral is perishable, threatens to decline speedily in value, or is of a type customarily sold on a recognized market, Bank will give Borrower reasonable notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed (deposited for delivery, postage prepaid, by U.S. mail) to either, at Bank's option (1) Borrower's Location set forth in Subsection 12(c) of this Agreement (as modified by any change therein which Borrower has supplied in writing to

Bank), or (2) Borrower's address at which Bank customarily communicates with Borrower, at least ten (10) days before the time of the public sale or the time after which any private sale or other intended disposition thereof is to be made. At any such public or private sale, Bank may purchase the Collateral. After deduction for Bank's Related Expenses, the residue of any such sale or other disposition shall be applied in satisfaction of the Obligations in such order of preference as Bank may determine. Any excess, to the extent permitted by law, shall be paid to Borrower, and Borrower shall remain liable for any deficiency.

In addition, upon the occurrence of any such Event of Default and at any time thereafter, Bank shall have the right to obtain new appraisals of Borrower or the Collateral, the cost of which shall be paid by Borrower.

10. CONDITIONS PRECEDENT TO FUTURE ADVANCES

The obligation of Bank to make any Advance to Borrower after the date of this Agreement shall be subject to the conditions precedent that on or before the date of such Advance:

    (a) Borrower shall have paid all fees, costs, expenses, and taxes then payable by Borrower pursuant to Section 2(c) of this Agreement;

    (b) The representations and warranties contained in Section 4 of this Agreement and in each document instrument, agreement, and certificate delivered to Bank by Borrower pursuant to this Agreement shall be true and correct on and as of such date as if made on and as of such date; no Event of Default or event or condition that, with the serving of notice or the lapse of time or both, would constitute an Event of Default shall have occurred and be continuing or would result from the making of such Advance; and Bank shall have received, if requested by Bank, a certificate of the chief executive officer or the chief financial officer of Borrower, dated as of the date of such Advance, to such effect (in the absence of Bank's request for such a certificate, Borrower's borrowing of the Advance shall itself constitute a representation to Bank to such effect);

    (c) The making of such Advance shall not contravene any law, rule or regulation applicable to Bank;

    (d) Not later than 2:00 p.m., Portland time, on such date, Bank shall have received, in writing or by telephone to be promptly confirmed in writing, a request by Borrower to Bank for an Advance in the, requested amount, and a Borrower's Certificate;

    (e) Borrower shall have delivered to Bank an opinion of counsel substantially in the form attached hereto as Exhibit "C".

    (f) Bank shall have received such other approvals, opinions, appraisals, or documents as it may reasonably request.

    (g) The Borrower shall have completed its Initial Public Offering with minimum net proceeds to the Borrower of $17,000,000.00.

11. GENERAL

    (a) If any provision, term, or portion, of this Agreement, (including, without limitation, (1) any indebtedness, obligation, liability, contract, agreement, indenture, warranty, covenant, guaranty, representation, or condition of this Agreement made, assumed, or entered into, (2) any act of action taken under this Agreement, or
         (3) any application of this Agreement) is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other such provision, term, or portion of this Agreement, each of which shall be construed and enforced as if such illegal or invalid provision, term, or portion were not contained in this Agreement. Any illegality or invalidity of any application of this Agreement shall not affect any legal and valid application of this Agreement, and each provision, term, and portion of this Agreement shall be deemed to be effective, operative, made, entered into, or taken in the manner and to the full extent permitted by law.

    (b) Bank shall not be deemed to have waived any of Bank's rights of this Agreement or under any other agreement, instrument, or document executed by Borrower, unless such waiver be in writing and signed by Bank. No delay or omission on part of Bank in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All Bank's rights and remedies, whether evidenced by this Agreement or by any other agreement, instrument, or document shall be cumulative and may be exercised singularly or concurrently. Any written demands, written requests, or written notices to Borrower that Bank may elect to give shall be effective when deposited for delivery, postage prepaid, by U.S. mail, and addressed either, at Bank's option, to
         (1) Borrower's Location set forth in Subsection 11(c) of this Agreement (as modified by any change therein which Borrower has supplied in writing to Bank) or, (2) Borrower's address at which Bank customarily communicates with Borrower. If at any time or times, by assignment or otherwise, Bank transfers any of the Obligations or any part of the Collateral to another person, such transfer shall carry with it Bank's powers and rights under this Agreement with respect to the Obligation or Collateral so transferred and the transferee shall have said powers and rights, whether or not they are specifically referred to in the transfer.
         To the extent that Bank retains any other of the Obligations or any part of the Collateral, Bank will continue to have the rights and powers with respect to the Obligations and the Collateral as set forth in this Agreement.

    (C) All written notices, requests, or other communications herein provided for must be addressed:

         to Borrower as follows:


             Praegitzer Industries, Inc.
             1270 S.E. Monmouth Cut-Off Road
             Dallas, Oregon 97338-9532
             Attn.:  Scott D. Gilbert

         to the Bank as follows:

             Key Bank of Washington
             700 5th Avenue, 48th Floor
             Seattle, Washington 98104
             Attn: John Brock

         or at such other address as either party may designate to the other in writing. Such communication will be effective (i) if by telex, when such telex is transmitted and the appropriate answer back is received, (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the U.S. mail certified mail return receipt requested, or (iii) if given by other means, when delivered at the address specified in this Section 11(c).

    (d) The laws of the State of Oregon shall govern the construction of this Agreement (including without limitation, any terms not specifically defined in this Agreement that may be so specifically defined pursuant to Uniform Commercial Code as implemented in the State of Oregon, and including any amendments thereof or any substitution therefor) and the rights and duties of Borrower and Bank. This agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns. The rights and powers given in this Agreement to the Bank are in addition to those otherwise created or existing in the same Collateral by virtue of other agreements or writings.

    (e) Borrower may terminate this Agreement by giving Bank not less than ten (10) days prior written notice of termination and by paying, performing, and observing in full all Obligations hereof on or before such termination date. Notwithstanding the termination of the line of credit hereunder, this Agreement and the security interest in the Collateral shall continue in full force and effect after such termination until all Obligations of Borrower to Bank have been paid, performed, and observed in full.

    (f) In this Agreement unless the context otherwise requires, words in the singular number include the plural, and in the plural number include the singular.

    (g) Borrower hereby releases Bank from and agrees to indemnify and hold harmless Bank, and its officers, agents, and employees for any and all claims of Borrower or any other Person for damage or loss caused by any act or acts under this Agreement or in furtherance of this Agreement whether by omission or commission, and whether based upon any error of judgment or mistake of law or fact (except willful misconduct) on the part of Bank, or its officers, agents, and employees.

    (h) Bank has the right, in addition to all other rights and remedies available to it, to set off at any time the unpaid balance of the Loan Account and any other Obligations against any indebtedness or obligations owing Borrower by Bank including, without limitation, all Cash Security.

    (i) This Agreement is assignable by Bank upon notice to Borrower and shall be binding on Bank's respective successors, assigns, and nominees;

    (j) This Agreement and any promissory notes or other writing executed and delivered by any Person to Bank in connection herewith integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

12. JURY TRIAL WAIVER

BORROWER AND BANK EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BANK AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO ANY RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO, THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY BANK'S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT DOCUMENT OR AGREEMENT BETWEEN BANK AND BORROWER.

    Under Oregon law, most agreements, promises and commitments made by a bank after October 3, 1989 concerning loans or other credit extensions which are not for personal, family or household purpose or secured solely by the borrower's residence must be in writing, express consideration and be signed by the bank to be enforceable.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

         BORROWER:                     PRAEGITZER INDUSTRIES, INC.

                                       By:/s/
                                          -------------------------------
                                       Title: Senior Vice President
                                             ----------------------------

                                       And:
                                           ------------------------------
                                       Title:
                                             ----------------------------



         BANK:                         KEY BANK OF WASHINGTON

                                       By: /s/
                                          -------------------------------
                                       Title: Vice President
                                             ----------------------------